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                                                                       Exhibit P

                            MAXUS FUND CODE OF ETHICS
SECTION I - DEFINITIONS

(a) "Fund" means Maxus Income Fund, Maxus Equity Fund, Maxus Laureate Fund and MaxFund Trust.

(b) "Access person" means any director, officer, general partner, or advisory person of the Fund and their immediate family.

     (1) Immediate family is defined as parents, children, spouse, yourself and anyone for whom you have financial responsibility (i.e., claim as dependent on Income Tax return and the IRA accounts thereof).

     (2) Exception, if the immediate family member has a managed account and the account is managed in the same manner as other such accounts.

(c) "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship the Fund who obtains information concerning recommendations made to the fund with regard to the purchase or sale of a security.

(d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(f)  "Control" shall have the same meaning as that set forth in Section 2(a)
     (9) of the Investment Company Act.

(g) "Disinterested director" means a director of the Fund Who is not an "interested person" of the Fund within the meaning of Section 2(a) (9) of the Investment Company Act.




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(h)  "Security" shall have the meaning set forth in Section 2(a) (36) of the
     Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a) (16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper. Corp Bonds (non-convertible) rated "A" or better with $100 million or more in original issue and non-convertible preferred stocks rated "A" or better with R100 million or more in the original issue.

SECTION II - EXEMPTED TRANSACTIONS

The prohibitions of Section III of this Code shall not apply to:

(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence of control.

(b) Purchases or sales which are nonvolitional on the part of either the access person or the Fund.

(c)  Purchases which are part of an automatic dividend reinvestment plan.

(d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

SECTION III - PROHIBITED PURCHASES AND SALE

No access person shall purchase of sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

(a)  is being considered for purchase or sale by the Fund managed Accounts.

(b)  is being purchased or sold by the Fund or managed accounts

SECTION IV - THE FOLLOWING ARE THE PROCEDURES TO BE FOLLOWED WHEN ENTERING
ORDERS.

A. STOCK ON HELD SECURITIES LIST - Orders placed by Money Managers or other registered reps in the office.

     a.   FOR MANAGED ACCOUNTS
          1.   Ask if one of the Funds is buying. If so, funds come first.
          2.   Simply enter orders.

     b.   FOR UNMANAGED CLIENT ACCOUNTS
          1.   Orders go the end of the line for that day.
          2.   No approval needed.
          3. If entered at market and does not push up price - cannot put in more than amount offered at offer price.


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     c.   FOR PERSONAL ACCOUNTS
          1. Must be approved by Richard Barone or Bob Curtin and mentioned at next Investment Committee meeting.
          2.   Must check with Money manager who put stock on list.
          3.   Order fills after all other market orders.
          4. If entered at market and does not push up price - cannot put in more than amount offered at offer price.
          5. Securities must be held for 90 days or sold only prior to 90 days if all managed accounts sell same security.

B. STOCKS ON WATCH SECURITIES LIST - For orders placed by Money Managers or other registered reps in the office.

     a.   FOR MANAGED ACCOUNTS
          1.   If not buying for Funds, check Manager who put mane on list.
          2.   No approval necessary.
          3.   First purchase moves security to Held List.

     b.   FOR UNMANAGED ACCOUNTS
          1.   Check with Manager who put stock on list.
          2.   No approval necessary.
          3.   Order fills according to ticket instructions.

     c.   FOR PERSONAL ACCOUNTS
          1.   Must get approval of Money Manager who put security on list.
          2.   Must get second approval of Richard Barone or Bob Curtin.

C.   PERSONAL ACCOUNTS - For all purchases other than exempted securities.

     a.   All tickets must be approved by Richard Barone or Bob Curtin.

     b. All securities must be for "Investment Purposes Only,"and must be held for a minimum of 90 days unless it meets conditions described below.

     c. A security may be sold prior to 90 days only if all managed accounts have sold the security first. If security is held in even one managed account, it cannot be sold from a personal account without additional approval of Richard Barone or Bob Curtin.

     d. All personal tickets must be given to the Supervisor of Operation so that she can make sure all managed clients are filled before personal ticket is entered.


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SECTION IV - REPORTING

(a)  Every access person shall report to the Fund the information described in
     Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

(b) A disinterested director of the Fund need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase of sale by the Fund.

(c) Every report shall be made not later than 10 BUSINESS DAYS after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

     (h) The date of the transaction, the title and the number of shares, and the principal amount of each security involved.

     (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (iii) The price at which the transaction was effected; and,

     (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

(d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

SECTION V - SANCTIONS

Upon discovering a violation of this Code, the board of directors of the fund may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the employment of the violator.